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                                                                      EXHIBIT 21

                          Subsidiaries of the Registrant


IMH/ICH Dove Street, LLC

Impac Commercial Capital Corporation (the Registrant owns 100% of the Preferred Stock) (Impac Commercial Capital Corporation owns 100% of the Common Stock of ICCC Secured Assets Corporation)

Impac Commercial Assets Corporation